Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-185740) and related Prospectus of Oclaro, Inc. for the registration of common stock, preferred stock, warrants and/or debt securities and to the incorporation by reference therein of our report dated June 8, 2012, with respect to the consolidated financial statements of Opnext, Inc. included in Opnext, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
January 22, 2013